Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES BY BRADLEY & DAYTONA AND ALEXANDER KACHMAR SINCE OCTOBER 7, 2026

Transaction Description	Date of Transaction	Securities Purchased*	Average Price Per Share**	Trading Range of Transactions
				Min	Max
Purchase of Series A Preferred Stock	10/08/2026	54	$6.99	$6.99	$6.99
Purchase of Series A Preferred Stock	10/09/2026	130	$6.86	$6.77	$6.94
Purchase of Series A Preferred Stock	10/12/2026	60	$6.79	$6.79	$6.79
Purchase of Series A Preferred Stock	10/14/2026	58	$6.94	$6.90	$6.97
Purchase of Series A Preferred Stock	10/16/2026	76	$6.81	$6.70	$6.91
Purchase of Series A Preferred Stock	10/19/2026	14	$6.81	$6.78	$6.83

*Represents transactions made on the open market by the Reporting Persons.

**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.